Exhibit 99.1

Amended Complaint Filed Against Hanover Direct, Inc.

In Delaware Chancery Court

WEEHAWKEN, N.J., December 28/PRNewswire-FirstCall/ -- Hanover Direct, Inc. (PINK SHEETS: HNVD.PK) announced today the December 22, 2006 filing of an amended complaint (Amended Complaint) under seal by Glenn Freedman and L.I.S.T., Inc., two of its shareholders, in Delaware Chancery Court arising out of the previously announced execution of an Agreement and Plan of Merger dated as of November 27, 2006 by and among Chelsey Direct, LLC (Chelsey Direct), Chelsey Acquisition, Inc. and HDI pursuant to which Chelsey Direct, HDI’s largest shareholder, would acquire the common stock that it did not already own for $0.25 per share (the Proposed Transaction). The Amended Complaint amends a complaint filed on March 1, 2006 arising out of Chelsey’s initial proposal to take HDI private. (On May 25, 2006, Chelsey withdrew its initial going private proposal.) The Amended Complaint is attached as an exhibit to the Current Report contemporaneously filed by HDI. The following is a summary of the Amended Complaint.

The Amended Complaint, in which HDI, Chelsey and the HDI directors are named as defendants, follows the execution of the Merger Agreement and HDI’s filing of a Preliminary Proxy Statement (Proxy) and Schedule 13E-3 with the SEC on December 15, 2006. The Amended Complaint alleges, among other things, that the consideration in the Proposed Transaction is grossly inadequate, that each of the HDI directors had conflicts of interest in approving the Merger Agreement, that the Merger Agreement was approved without benefit of a fairness opinion, that the valuation analysis prepared by Goldsmith, Agio, Helms & Lynner and relied upon by HDI and the HDI directors was flawed for a number of reasons, including that it did not take into account the market price of the HDI common stock, that Chelsey opportunistically timed the Proposed Transaction to freeze out the minority shareholders for an inadequate price during what the Amended Complaint characterizes as a “temporary” decline in revenues, and that the Proxy is materially false and misleading. The Amended Complaint also alleges that the defendants breached their fiduciary duties of due care and loyalty to the minority shareholders of HDI which requires that the HDI shareholders be provided with a fair price and a fair process in a going private transaction as well as their fiduciary duty of full disclosure.

The plaintiffs seek class certification on behalf of other minority shareholders, an injunction against the consummation of the Proposed Transaction, or rescission and rescissory damages from Chelsey, if the transaction goes forward, together with costs. The plaintiffs also filed motions for an expedited proceeding and for a preliminary injunction against consummation of the Proposed Transaction.

HDI believes the complaint is without merit and plans a vigorous defense.

Previously, HDI had agreed in a Stipulation and Order of Dismissal filed on November 27, 2006 in the Delaware Chancery Court, to hold its annual meeting of shareholders on January 10, 2007 in response to an action to compel HDI to hold an annual shareholders meeting filed by Glenn Freedman, one of the plaintiffs in the action described above. Because the Proxy will not be approved in time to hold the annual meeting by January 10, 2007, the parties agreed in an Amended Stipulation and Order filed on December 21, 2006 to postpone the annual meeting date until the earliest practicable date following the SEC’s review of the Proxy provided that if the annual meeting has not been held by March 15, 2007, it will be scheduled to be held on April 15, 2007, subject to further extension by the parties’ agreement or Order of the Chancery Court.

About Hanover Direct, Inc.

Hanover Direct, Inc. provides quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers. The Company's portfolio of home fashion and apparel catalogs and Internet websites include Domestications, The Company Store, Company Kids, Silhouettes, International Male and Undergear. The Company also manufactures Scandia Down branded comforters that sell through specialty retailers. Information on Hanover Direct, Inc. can be accessed on the Internet at http://www.hanoverdirect.com.

Source: Hanover Direct, Inc.

Contact: John W. Swatek, S.V.P., Chief Financial Officer & Treasurer of Hanover Direct, Inc., +1-201-272-3389